Exhibit 99.1

Essential Utilities Reports Financial Results for Q3 2023

Earnings per share of $0.30

Reaffirms annual guidance

Publishes 2022 ESG report, highlighting strong progress on commitments and targets

BRYN MAWR, PA (November 6, 2023) – Essential Utilities Inc. (NYSE: WTRG) today reported results for the third quarter ended September 30, 2023.

“We are pleased with the strong execution and financial performance in the third quarter of the year, and we remain on track to meet our 2023 guidance,” said Essential Utilities Chairman and Chief Executive Officer Christopher Franklin. “Our proven track record of capital investment and operational excellence has positioned us as an industry leading water, wastewater, and natural gas utility, and our commitment to the environment, our employees and the communities we serve is evidenced by our strong ESG progress.”

Operating Results

Essential reported net income of $80.1 million for the third quarter of 2023, compared to $68.6 million for the same quarter in 2022. Earnings per share were $0.30 for the quarter compared to $0.26 in the third quarter of 2022. For the quarter, revenues from regulatory recoveries and lower expenses were offset by decreased volume from the regulated water segment and other items.

Revenues for the quarter were $411.3 million compared to $434.6 million in the third quarter of 2022. Lower purchased gas costs and decreased volume from the regulated water segment contributed to the decrease in revenues for the quarter, which was offset by additional revenues from regulatory recoveries, increased customer growth from the regulated water segment and other items. Operations and maintenance expenses decreased 2.9% to $147.0 million for the third quarter of 2023 compared to $151.4 million in the third quarter of 2022.

Essential’s regulated water segment reported revenues for the quarter of $310.6 million, an increase of 3.1% compared to $301.3 million in the third quarter of 2022. Regulatory recoveries and customer growth were the largest contributors to the increase in revenues for the period. Operations and maintenance expenses for Essential’s regulated water segment increased to $98.7 million for the third quarter of 2023 compared to $94.9 million in the third quarter of 2022.

Essential’s regulated natural gas segment reported revenues for the quarter of $94.8 million, compared to $119.0 million in the third quarter of 2022. Purchased gas costs decreased 65.0% to $14.4 million for the quarter, as compared to $41.1 million for the same quarter in 2022. As a result, the recovery of lower purchased gas costs was the primary driver in the decrease of revenues. Operations and maintenance expenses for Essential’s regulated natural gas segment decreased to $50.0 million for the third quarter of 2023 compared to $51.9 million in the third quarter of 2022.

As of September 30, 2023, Essential reported year-to-date net income of $362.8 million, or $1.37 per share compared to $350.3 million or $1.33 per share through the same period of 2022.

For the first nine months of 2023, the company reported revenues of $1,574.4 million, a decrease of 0.5%, compared to $1,582.6 million in the first nine months of 2022. Operations and maintenance expenses for the first nine months of 2023 were $418.5 million, down 2.4%, compared to $428.9 million in 2022.

Dividend

On October 25, 2023, Essential’s board of directors declared a quarterly cash dividend of $0.3071 per share of common stock. This dividend will be payable on December 1, 2023, to shareholders of record on November 10, 2023. The company has paid a consecutive quarterly cash dividend for more than 78 years.

Financing

In August and September 2023, pursuant to Essential’s at-the-market (ATM) equity program, the company satisfied its previously announced 2023 common equity needs by agreeing to issuances of common stock at market pricing to raise approximately $300 million. The proceeds were used for general corporate purposes, including for water and wastewater acquisitions, working capital, and capital expenditures. In August 2023, the company’s regulated water subsidiary, Aqua Pennsylvania, issued $225.0 million of First Mortgage Bonds.  The bonds consisted of $175.0 million of 5.48% first mortgage bonds due in 2053; and $50.0 million of 5.56% first mortgage bonds due in 2061. The proceeds from these bonds were used to repay existing indebtedness and for general corporate purposes.

Rate Activity

To date in 2023, the company’s regulated water segment received rate awards or infrastructure surcharges in Illinois, Indiana, New Jersey, North Carolina, Ohio, Pennsylvania, Texas, and Virginia of $42.4 million and its regulated natural gas segment received infrastructure surcharges in Pennsylvania and Kentucky of $21.3 million. The company currently has base rate cases or infrastructure surcharges pending in New Jersey, Ohio and Virginia for its regulated water segment, which combined would add an estimated $16.8 million in incremental annual revenues.

Capital Expenditures

Essential invested approximately $874.5 million in the first nine months of the year to improve its regulated water and natural gas infrastructure systems and to enhance customer service across its operations. The company continues to be a leader in the country at replacing miles of underground utility pipe and is committed to maintaining elevated levels of infrastructure investment. The company expects to invest approximately $1.1 billion annually through 2025 to improve water and natural gas systems and better serve customers through improved information technology. Essential’s investments include replacing and expanding its water and wastewater utility infrastructure and replacing and upgrading its natural gas utility infrastructure, with the latter leading to significant reductions in methane emissions that occur in aged gas pipes. The capital investments made to rehabilitate and expand the infrastructure of the communities’ Essential serves are critical to its mission of safely and reliably delivering Earth’s most essential resources.

Water Utility Growth by Acquisition

Essential’s continued growth by acquisition allows the company to provide safe and reliable water and wastewater service to an even larger customer base than it could from organic customer growth alone. So far in 2023, the company has acquired seven systems, that collectively have added over $44.5 million in rate base and more than 11,000 new customers or equivalent dwelling units to the company’s footprint.

The company has five signed purchase agreements for additional wastewater systems in Pennsylvania and Illinois that are pending closing and are expected to serve over 211,000 equivalent retail customers or equivalent dwelling units and total nearly $354 million in purchase price. This includes the recently announced agreement with the Greenville Municipal Water Authority to acquire the water system in Greenville, Pennsylvania. This system is expected to add approximately 3,000 customers and totals $18 million in purchase price. The company’s $276.5 million agreement to acquire the Delaware County Regional Water Quality Control Authority (DELCORA), a Pennsylvania sewer authority that serves approximately 198,000 equivalent dwelling units in the Philadelphia suburbs, is included among these signed purchase agreements.

The pipeline of potential water and wastewater municipal acquisitions the company is actively pursuing represents over 400,000 total customers. The company remains on track to annually increase customer connections by 2% to 3%, on average, through acquisitions and organic customer growth.

Sale of Assets

As previously announced on October 2, 2023, the company completed the sale of its West Virginia natural gas utility assets. The sale enables Essential to prioritize growth of its water and wastewater utilities in states in which it has scale, while the remaining gas operations will continue to focus on efficient, safe operation and reducing emissions through pipeline replacement.

The company also previously announced on October 3, 2023, a $165 million binding agreement to sell its three non-utility microgrid and district energy projects in Pittsburgh, including the innovative microgrid at the Pittsburgh International Airport. The transaction is subject to various closing conditions and regulatory approvals and is expected to close in late 2023 or early 2024. The company will use the $165 million in transaction proceeds to finance its capital expenditures and water and wastewater acquisitions, in place of external funding from equity and debt issuances.

Environmental, Social and Governance

As announced in September 2023, Essential published its 2022 Environmental, Social and Governance (ESG) report. The updated report tracks key progress on the company’s commitments and highlights the supplier and employee diversity goals and the reduction of Scope 1 and Scope 2 greenhouse gas emissions by 25% from our 2019 baseline.

The updated report is aligned with leading reporting frameworks and principles, including Sustainability Accounting Standards Board (SASB) disclosures, the Task Force on Climate-Related Financial Disclosures (TCFD) recommendations, the Climate Disclosure Project (CDP) questionnaire, and the American Gas Association sustainability template.

“For the fifth time, Essential has been recognized as a Champion of Board Diversity by the Forum of Executive Women. We are proud of the ESG work we have completed and look forward to continuing to make progress towards our commitments to environmental stewardship, sustainable business practices, employee safety, diversity and inclusion, customer experience and community engagement,” Franklin added.

Essential’s ESG report is published as an interactive microsite at ESG.Essential.co.

Reaffirms 2023 Financial and Growth Guidance

Essential reaffirms its published 2023 guidance, including its long-term guidance:

•	In 2023, net income per diluted common share will be $1.85 to $1.90
•	Through 2025, earnings per share will grow at a compounded annual growth rate of 5 to 7%, based off the company’s 2022 earnings per share of $1.77
•	Through 2025, we will make regulated infrastructure investments of approximately $1.1 billion annually, weighted towards the regulated water segment
•	Through 2025, the regulated water segment rate base will grow at a compounded annual growth rate of 6 to 7%
•	Through 2025, the regulated natural gas segment rate base will grow at a compounded annual growth rate of 8 to 10%
•	The regulated water customer base (or equivalent dwelling units) of the business will grow at an average annual growth rate of between 2 and 3% from acquisitions and organic customer growth
•	Excluding the divestiture of West Virginia, the regulated natural gas customer base of the business will be stable for 2023.

Reaffirms ESG Guidance and Commitments

•	Reduction of Scope 1 and Scope 2 greenhouse gas emissions by 60% by 2035 from the company’s 2019 baseline
•	Multiyear plan to ensure that finished water does not exceed the federal maximum contaminant level once finalized, of PFOA, PFOS, and PFNA compounds
•	Multiyear plan to increase diverse supplier spend to 15%
•	Multiyear plan to reach 17% employees of color

Essential reaffirms its commitment to substantially reduce Scope 1 and 2 greenhouse gas emissions by 2035. The company plans to achieve these reductions through extensive gas pipeline replacement, the purchase of renewable energy, accelerated methane leak detection and repair, and various other planned initiatives. Essential also remains committed to diversity, equity, and inclusion efforts to ensure the diversity of its employees and suppliers reflects the diversity of its customer population. Essential continues to be an industry leader regarding water quality with its commitment to test and treat for PFOA, PFOS, and PFNA compounds across all states served by its regulated water segment. The company reaffirms its commitment to providing finished water that will meet the EPA timelines and standards.

Guidance Assumptions

Essential Utilities does not guarantee future results of any kind. Guidance is subject to risks and uncertainties, including, without limitation, those factors outlined in the “Forward Looking Statements” of this release and the “Risk Factors” section of the company’s annual and quarterly reports filed with the Securities and Exchange Commission.

The earnings per share, infrastructure investment and rate base guidance includes the signed municipal water and wastewater acquisitions for which the company has entered into signed purchase agreements as of the date the guidance was announced but does not include DELCORA prior to the second half of 2025 or other potential municipal acquisitions from the company’s list of acquisition opportunities that currently represents over 400,000 customer equivalents. The average annual regulated water segment growth guidance reflects the company’s proven acquisition track record of adding nearly 129,000 customers or equivalent dwelling units and over $526 million in rate base since 2015, its current backlog of nearly $354 million of signed pending acquisitions with over 211,000 equivalent customers, and the current acquisition landscape.

The guidance is also based on the company’s expectation that it will continue to issue equity and debt on an as needed basis to support acquisitions and capital investment plans.

The company’s guidance does not include any impact from the sale of its West Virginia natural gas utility, as it did not materially impact the earnings per share, infrastructure investment and rate base guidance.

Third Quarter 2023 Earnings Call Information

Date: November 7, 2023

Time: 11 a.m. EST (please dial in by 10:45 a.m.)

Webcast and slide presentation link: https://www.essential.co/events-and-presentations/events-calendar

Replay Dial-in #: 866.583.1035 (U.S.) & International callers can find their dial in here

Confirmation code: 0950701

The company’s conference call with financial analysts will take place on Tuesday, November 7, 2023, at 11 a.m. Eastern Standard Time. The call and presentation will be webcast live so interested parties may listen over the internet by logging on to Essential.co and following the link for Investors. The conference call will be archived in the Investor Relations section of the company’s website for 90 days following the call. Additionally, the call will be recorded and made available for replay at 2 p.m. on November 7, 2023, for 10 business days following the call. To access the audio replay in the U.S., dial 866.583.1035 (pass code 0950701). International callers can find their dial in number here (pass code 0950701).

About Essential

Essential Utilities, Inc. (NYSE: WTRG) delivers safe, clean, reliable services that improve quality of life for individuals, families, and entire communities. With a focus on water, wastewater and natural gas, Essential is committed to sustainable growth, operational excellence, a superior customer experience, and premier employer status. We are advocates for the communities we serve and are dedicated stewards of natural lands, protecting more than 7,600 acres of forests and other habitats throughout our footprint.

Operating as the Aqua and Peoples brands, Essential serves approximately 5.5 million people across nine states. Essential is one of the most significant publicly traded water, wastewater service and natural gas providers in the U.S. Learn more at www.essential.co.

Forward-Looking Statements

This release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, which generally include words such as “believes,” “expects,” “intends,” “anticipates,” “estimates,” and similar expressions. The Company can give no assurance that any actual or future results or events discussed in these statements will be achieved. Any forward-looking statements represent its views only as of today and should not be relied upon as representing its views as of any subsequent date. Readers are cautioned that such forward-looking statements are subject to a variety of risks and uncertainties that could cause the company’s actual results to differ materially from the statements contained in this release. Such forward-looking statements include, among others: the guidance range of net income per diluted common share; the continuation of the three-year period of earnings growth; the anticipated amount of capital investment through 2025; the rate base growth of company through 2025; the reduction of Scope 1 and Scope 2 greenhouse gas emissions by 60% by 2035 from the company’s 2019 baseline; its multi-year plan to ensure that finished water does not exceed the federal maximum contaminant level once finalized, of PFOA, PFOS, and PFNA compounds and that it is positioned to comply with the final EPA standards once finalized; that the company’s municipal growth pipeline is strong; and, that the company will be able to positively impact the company’s employees, customers, communities it serves, the environment, and its shareholders through its acquisition program.. There are important factors that could cause actual results to differ materially from those expressed or implied by such forward-looking statements including: disruptions in the global economy; potential disruptions in the supply chain for raw and finished materials; the continuation of the company's growth-through-acquisition program; general economic business conditions; the company’s ability to raise additional equity, including on an as needed basis; housing and customer growth trends; unfavorable weather conditions; the success of certain cost-containment initiatives; changes in regulations or regulatory treatment; the company’s ability to successfully close municipally owned systems presently under agreement and successfully complete other acquisitions and dispositions; and other factors discussed in our Annual Report on Form 10-K and our Quarterly Reports on Form 10-Q, which are filed with the Securities and Exchange Commission. For more information regarding risks and uncertainties associated with Essential's business, please refer to Essential's annual, quarterly, and other SEC filings. Essential is not under any obligation - and expressly disclaims any such obligation - to update or alter its forward-looking statements whether as a result of new information, future events or otherwise.

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WTRGF

Media Contact:

David Kralle

Communications

Media Hotline: 1.877.325.3477
Media@Essential.co

Investor Contact:

Brian Dingerdissen

Vice President, IR and Treasurer

O: 610.645.1191

BJDingerdissen@Essential.co

Essential Utilities, Inc. and Subsidiaries

Selected Operating Data

(In thousands, except per share amounts)

(Unaudited)

	Quarter Ended		Nine Months Ended
	September 30,		September 30,
	2023	2022	2023	2022

Operating revenues	$411,255	$434,618	$1,574,405	$1,582,649
Operations and maintenance expense	$147,018	$151,361	$418,520	$428,923

Net income	$80,076	$68,638	$362,778	$350,305

Basic net income per common share	$0.30	$0.26	$1.37	$1.34
Diluted net income per common share	$0.30	$0.26	$1.37	$1.33

Basic average common shares outstanding	266,767	262,213	265,135	262,089
Diluted average common shares outstanding	267,176	262,754	265,688	262,641

Essential Utilities, Inc. and Subsidiaries

Consolidated Statement of Operations

(In thousands, except per share amounts)

(Unaudited)

	Quarter Ended		Nine Months Ended
	September 30,		September 30,
	2023	2022	2023	2022

Operating revenues	$411,255	$434,618	$1,574,405	$1,582,649

Cost & expenses:
Operations and maintenance	147,018	151,361	418,520	428,923
Purchased gas	16,590	52,041	314,838	354,896
Depreciation	84,348	80,471	252,208	235,774
Amortization	1,687	2,259	3,282	4,478
Taxes other than income taxes	24,207	22,625	67,433	67,352
Total	273,850	308,757	1,056,281	1,091,423

Operating income	137,405	125,861	518,124	491,226

Other expense (income):
Interest expense	68,590	60,488	210,440	169,345
Interest income	(942)	(1,510)	(2,731)	(2,943)
Allowance for funds used during construction	(5,455)	(5,812)	(14,567)	(17,802)
Gain on sale of other assets	285	(299)	(184)	(777)
Other	(1,438)	(441)	(2,001)	(2,566)
Income before income taxes	76,365	73,435	327,167	345,969
Provision for income taxes (benefit)	(3,711)	4,797	(35,611)	(4,336)
Net income	$80,076	$68,638	$362,778	$350,305

Net income per common share:
Basic	$0.30	$0.26	$1.37	$1.34
Diluted	$0.30	$0.26	$1.37	$1.33

Average common shares outstanding:
Basic	266,767	262,213	265,135	262,089
Diluted	267,176	262,754	265,688	262,641

Essential Utilities, Inc. and Subsidiaries

Condensed Consolidated Balance Sheets

(In thousands of dollars)

(Unaudited)

	September 30,	December 31,
	2023	2022

Net property, plant and equipment	$11,846,565	$11,130,946
Current assets	409,348	658,159
Regulatory assets and other assets	4,176,880	3,930,002
	$16,432,793	$15,719,107

Total equity	$5,922,557	$5,377,386
Long-term debt, excluding current portion, net of debt issuance costs	6,456,040	6,371,057
Current portion of long-term debt and loans payable	350,451	427,856
Other current liabilities	546,117	594,013
Deferred credits and other liabilities	3,157,628	2,948,795
	$16,432,793	$15,719,107